EXHIBIT 10.1        BRIDGE LOAN AGREEMENT

     This Agreement, dated as of April 28, 1997, is entered into among Alternative Living Services, Inc., a Delaware corporation ("Borrower"), and RDV Capital Management L.P., a Delaware limited partnership ("Lender").


                              W I T N E S S E T H:

     WHEREAS, Borrower has requested that Lender make a loan to Borrower in the aggregate amount of $15,000,000.00; and

     WHEREAS, Lender is willing to make the loan to Borrower on such terms and subject to the conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "Agreement" shall mean this Loan Agreement.

     "Borrower" shall mean Alternative Living Services, Inc., a Delaware corporation.

     "Business Day" shall mean a day on which national banks are open for the transaction of business required for this Agreement in Grand Rapids, Michigan.

     "Closing" shall mean the closing of Loan in accordance herewith.

     "Closing Date" shall mean the date of this Agreement.

     "Event of Default" shall mean any of the events specified in Section 7.1 hereof, provided that any requirement for notice or passage of time has been satisfied.

     "GAAP" shall mean generally accepted accounting principles, as in effect from time to time, consistently applied.

     "Lender" shall mean RDV Capital Management L.P., a Delaware limited partnership.

     "Loan" shall have the meaning set forth in Section 2.1 hereof.

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

     "Loan Documents" shall mean the Note and any other documents executed by Borrower with or for the benefit of Lender in connection with this Agreement or the Loan.

     "Material Adverse Effect" shall mean any act, omission or undertaking which would, singly or in the aggregate, have (or reasonably be expected to have) a material adverse effect upon the business, assets, liabilities, financial condition or results of operations of a Person and its Subsidiaries, taken as a whole.

     "Net Income" shall mean, as applied to any Person for any fiscal period, the aggregate amount of net income (or net loss) of such Person, after taxes, for such period as determined in accordance with GAAP.

     "Person" shall mean an individual, corporation, limited liability company, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Subsidiary" of any Person (the "Parent") shall mean any other Person of which or in which the Parent owns, directly or indirectly, 50% or more of (i) the combined voting power of all classes of stock having general voting power, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (iii) the beneficial interest of such Person, if it is a trust, association or other incorporated organization.

     "Taxes" shall mean, with respect to any Person, taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties or assets.

     "Unmatured Event of Default" shall mean any event or condition which, with the lapse of time or giving of notice to Borrower contemplated hereby, would constitute an Event of Default.

                                   ARTICLE II

                 COMMITMENT TO LEND, BORROWING PROCEDURES, ETC.

Section 2.1

  The Loan

    (a) Amount. Lender agrees, upon the terms and conditions hereinafter set forth, to make a loan to Borrower in the principal amount of $15,000,000.00 (said loan being hereinafter referred to as the "Loan" and said amount, or any portion thereof outstanding, the "Loan Amount").

    (b) Promissory Note. The obligations of Borrower to repay the Loan shall be evidenced by Borrower's promissory note in the form attached hereto as Exhibit A, dated the Closing Date and payable to the order of Lender for the principal sum of $15,000,000.00 with interest as therein provided (said promissory note being referred to herein as the "Note").

    (c) Payments. Unless payment of the Loan is accelerated upon occurrence of an Event of Default pursuant to Section 7.2 hereof, the principal amount of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the first anniversary of the Closing Date (such date, the "Maturity Date") and interest shall be due and payable, at the rates set forth below, monthly in arrears (through and including the date immediately preceding the Maturity Date) on the 15th day of each calendar month commencing with May 1997, with a final interest payment due when the principal amount of the Loan is paid in full.

    (d) Interest Rate. The Loan shall bear interest, during the period from and including the Closing Date to (but not including) the date the Loan is paid in full, at the per annum rate set forth in the Note.

Section 2.2 Manner of Disbursement.

    Prior to Closing, Borrower shall provide Lender with instructions as to the bank account(s) to which the Loan Amount is to be disbursed at Closing. On the Closing Date, the Lender shall disburse the Loan Amount by transferring the Loan Amount by wire transfer pursuant to Borrower's instructions.

Section 2.3 Prepayment.

    The principal amount of the Loan may be repaid or prepaid in full or in part at any time prior to the Maturity Date, without premium or penalty.

Section 2.4 Manner of Payment.

    (a) Each payment (including prepayments) by Borrower on account of the principal or interest on the Loan shall be made on the dates specified for payment under this Agreement to the Lender in lawful money of the United States of America in immediately available funds. Any prepayment by Borrower shall set forth in writing whether the payment is a prepayment of principal under the Loan.

        (b) If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

        (c) If some or less than all amounts due from Borrower are received by Lender, Lender shall distribute such amounts in the following order of priority: (i) to the payment of all amounts then due and payable under this Agreement other than interest or principal; (ii) to the payment of interest then due and payable on the Loan; and (iii) to the repayment or prepayment of the principal balance of the Loan.

Section 2.5 Basis of Calculation of Interest.

        All interest payable hereunder shall be calculated on the basis of the 360/365 method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest calculation period.

Section 2.6 Fees.

        Borrower agrees to pay to RDV Corporation, a Michigan corporation ("RDVC"), two (2%) percent of the Loan Amount for arranging and administering the loan on behalf of the Lender. Borrower and Lender acknowledge that Lender may deduct on RDVC's behalf such fee from the Loan prior to disbursing the Loan Amount on the Closing Date. Borrower also agrees to reimburse Lender for the reasonable attorneys' fees and expenses of Lender's counsel, Hecht & Lentz, incurred in connection with the making of the Loan.

Section 2.7 Maximum Interest Rate.

        In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event that any such payment is inadvertently paid by Borrower or inadvertently received by Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify Lender, in writing, that Borrower elects to have such excess sum returned to it forthwith. It is the express intent hereof that Borrower not pay, and that Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which would lawfully be paid by Borrower under applicable law.

                                  ARTICLE III
                             DELIVERIES AT CLOSING

                The following deliveries shall be made at the Closing:

Section 3.1     The Note.
                Borrower shall deliver to Lender the Note duly executed and dated as of the Closing Date.


Section 3.2     Legal Opinion.
                Rogers & Hardin, counsel to Borrower, shall deliver to Lender an opinion, dated as of the Closing Date, in a form reasonably satisfactory to Lender.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

Section 4.1     Representations and Warranties.

                Borrower hereby represents and warrants that:

                (a) Organization; Power; Qualification. Borrower and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation, have the power and authority, corporate and otherwise, to own or lease and operate their respective properties and to carry on their respective businesses as now being and hereafter proposed to be conducted and are duly qualified and have good standing as foreign corporations, and are authorized to do business, in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, and on which failure to so qualify would have a Material Adverse Effect on Borrower.

                (b) Execution and Enforceability. This Agreement has been duly executed and delivered by Borrower, and is, and each of the Loan Documents to which Borrower is a party is, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies, and in particular, may not be available where damages are considered an adequate remedy at law, and (ii) may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws effecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower).

                (c) Authorization. Borrower is duly authorized to execute, deliver and perform its respective obligations under this Agreement and the Loan Documents. The execution, delivery and performance by Borrower of this Agreement and the Loan Documents do not and will not require any consent or approval of any governmental agency or authority.

                (d) No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents (i) do not and will not conflict with: (A) any provision of law, (B) the certificate of incorporation or bylaws of Borrower, (c) any material agreement binding upon Borrower, or (D) any court or administrative order or decree applicable to Borrower, and (ii) do not and will not require, or result in, the creation or imposition of any Lien on any asset of Borrower.

                (e) No Default. Borrower and its Subsidiaries are not in default under any agreement or instrument to which they are a party or by which any of their respective properties or assets is bound or affected, which default would have a Material Adverse Effect on Borrower. No Event of Default or Unmatured Event of Default has occurred and is continuing.

                (f) Financial Statements. Borrower has furnished, or caused to be furnished, to Lender the consolidated financial statements of Borrower as of and for the periods ended December 31, 1996 which are correct and complete in all material respects and present fairly in accordance with GAAP the financial position and the results of the operations of Borrower and its Subsidiaries. Except as disclosed in such financial statements, neither Borrower nor any of its Subsidiaries have any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses by Borrower or any of its Subsidiaries.

                (g) No Adverse Change. Since December 31, 1996, there has occurred no event which would have a Material Adverse Effect on Borrower.

                (h) Litigation. No claims, litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting Borrower or its Subsidiaries, the results of which, if decided adversely to Borrower or any of its Subsidiaries, would have a Material Adverse Effect on Borrower.

                (i) Taxes. All federal, state and local tax returns required by law to be filed by Borrower have been properly prepared and filed, and all taxes shown thereon to be due, including interest and penalties, have been made, except for such taxes as are being contested by Borrower in good faith and by appropriate proceedings.


                                   ARTICLE V
                             AFFIRMATIVE COVENANTS
                             ---------------------

                From the date of this Agreement and thereafter until the Loan Amount, and all interest thereon, is paid in full, and unless Lender shall otherwise consent in writing:





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

Section 5.1  Financial Statements and Other Reports.

             Borrower shall furnish or cause to be furnished to Lender:

             (a) Annual Audit Report. Within 90 days after each fiscal year of Borrower, a copy of the annual audited consolidated financial statements of Borrower prepared in conformity with GAAP and certified by KPMG Peat Marwick or another independent certified public accountant who shall be reasonably satisfactory to Lender;

             (b) Quarterly Financial Statements. Within 45 days after each quarter (except the last quarter) of each fiscal year of Borrower, a copy of the unaudited consolidated financial statements of Borrower, prepared in the same manner as the financial statements referred to in preceding clause (a) hereof except that certain footnotes and other financial information may be omitted in accordance with Borrower's current practices, and consisting of at least a balance sheet as of the close of such quarter and statements of operations and cashflows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter;

             (c) Requested Information. Promptly from time to time, such other reports or information regarding Borrower's financial condition as the Lender may reasonably request.

Section 5.2  Notices.

             Borrower shall notify the Lender in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

             (a) Default. The occurrence of an Event of Default or Unmatured Event of Default;

             (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which is reasonably expected to have a Material Adverse Effect on the Borrower;

             (c) Material Adverse Change. The occurrence of a material adverse change in the business, operations or financial condition of Borrower; or

             (d) Other Events. The occurrence of such other events as the Lender may from time to time reasonably specify regarding the financial condition of Borrower and its Subsidiaries, taken as a whole.

Section 5.3  Existence.

             Borrower shall maintain and preserve its existence as a corporation, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, tradenames, and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time.

Section 5.4 Nature of Business.

     Borrower and its Subsidiaries shall engage in substantially the same fields of business they are engaged in on the date hereof.

Section 5.5 Books, Records and Access.

     Borrower shall maintain, and cause its Subsidiaries to maintain, complete and accurate books and records in which full and correct entries in conformance with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities. Within 15 days after receiving written notice from Lender, Borrower shall permit, and cause its Subsidiaries to permit, reasonable access by the Lender to the books and records of Borrower and its Subsidiaries during normal business hours and permit, and cause its Subsidiaries to permit, the Lender to make reasonable copies of such books and records.
Section 5.6 Insurance.

     Borrower shall maintain, and cause its Subsidiaries to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

Section 5.7 Repair.

     Borrower shall maintain, preserve and keep, and cause its Subsidiaries to maintain, preserve and keep, their respective properties in good repair, working order and condition, and from time to time make, and cause its Subsidiaries to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained except for where the failure to comply with this Section 5.7, individually or in the aggregate, does not have a Material Adverse Effect on Borrower.

Section 5.8 Taxes.

     Borrower shall pay when due, all of its Taxes, unless and only to the extent that Borrower is contesting such Taxes in good faith and by appropriate proceedings and Borrower has set aside in its books such reserves or other appropriate provisions therefor as may be required by GAAP.

Section 5.9 Compliance.

     Borrower shall comply, and shall cause its Subsidiaries to comply, with all statutes and governmental rules and regulations applicable to them, except where the failure to comply with this Section 5.9, individually or in the aggregate, does not have a Material Adverse Effect on the business, financial condition, or operations of Borrower.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

     From the date of this Agreement and thereafter until the Loan Amount, and all interest thereon, is paid in full, and unless Lender shall otherwise consent in writing:


Section 6.1  Liquidation, Merger or Sale


             Borrower shall not:



             (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise windup its affairs;

             (b) sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets;

             (c) be party to any merger or consolidation, unless after giving effect thereto, no Event of Default or Unmatured Event of Default has occurred and is continuing and (i) it is the surviving entity thereto or (ii) such merger is with a wholly-owned subsidiary of Borrower for the purpose of reincorporating the Borrower in another state or (iii) the holders of the voting capital stock of the Company prior to such merger or consolidation are the holders of at least 51% of the voting power of the outstanding voting capital stock of the surviving entity immediately following such transaction.

                                  ARTICLE VII
                          EVENTS OF DEFAULT & REMEDIES

Section 7.1  Events of Default.

             Each of the following shall constitute an Event of Default under this Agreement:

             (a) Non-payment. Borrower shall default in the payment when due of any principal of, or interest on, the Loan, and such default shall not be cured within three (3) Business Days following notice thereof from Lender.

             (b) Insolvency. Borrower becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for Borrower or for a substantial part of the property of Borrower, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of the property of the Borrower and is not discharged within sixty days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Borrower and, if instituted against Borrower, is consented to or acquiesced in by Borrower or remains for sixty days undismissed; or any warrant of attachment or similarly legal process is issued against any substantial part of the property of Borrower which is not released within sixty days of service.

             (c) Representations and Warranties. Any representation or warranty made under this Agreement or any statement in any certificate given by Borrower hereunder shall be untrue, incorrect or misleading in any material respect when made or given.

             (d) Covenants. Borrower shall default in the performance or observance of any covenant set forth in Article V or Article VI hereof and, with respect to any covenant set forth in Section 5.1, 5.2, 5.5, 5.6, 5.7 or 5.8, such default shall not be cured within thirty (30) days following notice thereof from Lender to Borrower.

             (e)  There is an event of default under the Loan Documents.

             (f) Other Obligations. If, subject to any applicable grace period, Borrower (i) fails to pay any indebtedness or other obligations, direct or indirect, for borrowed money in an amount in excess of $250,000.00 (other than as evidenced by this Agreement or the Note) owing by Borrower when due, whether at maturity, by acceleration or otherwise, or (ii) fails to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or under the Loan Documents) evidencing or securing or relating to such indebtedness or other obligations, when required to be performed, and if as the result of such failure the maturity date of such indebtedness or other obligations has been accelerated.

             (g) Judgments. If Borrower fails to satisfy or stay the execution by appropriate proceedings of any judgment rendered against it or any Subsidiary of Borrower in excess of $250,000.

Section 7.2   Remedies.

              If an Event of Default shall have occurred and shall be continuing, Lender shall have the right at its option, and in its sole discretion, to declare all amounts outstanding under the Note and this Agreement to be immediately due and payable (except that if an event described in Section 7.1(b) occurs, all amounts outstanding under the Note and this Agreement shall automatically become immediately due and payable). Lender shall promptly advise Borrower, in writing, of any such declaration, but failure to do so shall not impair the effect of such declaration. Lender shall also be entitled to exercise any and all remedies available to it, at law or equity.

                                  ARTICLE VIII
                                 MISCELLANEOUS

Section 8.1   Waiver and Amendments.

             No failure or delay on the part of Lender in the exercise of any power or right, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. Remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Lender at law or in equity. No notice to or demand on the Borrower required hereunder or under the Note shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action and any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lender. Any waiver of any provision of this Agreement or the Note, and any consent to any departure by Borrower from the terms of any provision of this Agreement or the Note, shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.2  Notices

             All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail, or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three
(3) Business Days after the post-mark date thereof and, if by telecopy, shall be followed forthwith by letter and shall be deemed to have been received on the next Business Day following dispatch and acknowledgment of receipt by the recipient's telecopier machine. In addition, notices hereunder may be delivered by hand in which event the notice shall be deemed effective when delivered or by overnight courier, in which event the Notice shall be deemed delivered the day after it is accepted by the courier for next day delivery. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

                (i) If to Borrower:

                           Alternative Living Services, Inc.
                           450 N. Sunnyslope Road
                           Suite 300
                           Brookfield, Wisconsin  83005
                           Attn:  President

                           and a copy to:

                           Rogers & Hardin
                           229 Peachtree Street, N.E.
                           2700 International Tower
                           Atlanta, Georgia  30303
                           Attn:  Alan C. Leet, Esq.

                    (ii)  If to Lender:

                               RDV Capital Management L.P.
                               c/o RDV Corporation
                               500 Grand Bank Building
                               126 Ottawa Avenue, N.W.
                               Grand Rapids, Michigan  49503
                               Attn:  Mr. Jerry L. Tubergen

                               With a copy to:

                               Hecht & Lentz
                               333 Bridgestreet, N.W.
                               Suite 330
                               Grand Rapids, Michigan  49504
                               Attn:  David M. Hecht, Esq.



             Any party hereto may change the address to which notices shall be directed under this Section by giving written notice of such change to the other parties.

Section 8.3  Severability.

             Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.4  Governing Law.

             This Agreement shall be construed under and governed by the laws of the state of Michigan, without giving effect to its principles of conflicts of laws.

Section 8.5  Successors and Assigns.

             This Agreement shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and their successors and assigns. Neither Borrower nor Lender shall assign its rights or duties hereunder without the consent of the other party.

Section 8.6  Headings.

        Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 8.7  Counterparts.

             This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which counterparts shall together constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned thereunto duly authorized as of the date first written above.

                                    ALTERNATIVE LIVING SERVICES, INC.


                                    By: /s/ THOMAS E. KOMULA
                                       ---------------------------------
                                            Thomas E. Komula
                                            Title: Vice President


                                    RDV CAPITAL MANAGEMENT L.P., a
                                    Delaware Limited Partnership

                                    By:  RDV Corporation, a Michigan corporation
                                    Its: General Partner


                                    By: /s/ JERRY L. TUBERGEN
                                       ---------------------------------
                                            Jerry L. Tubergen

                                            Title:  President